FOR: International Speedway Corporation
CONTACT: Wes Harris
Director of Investor Relations
(386) 947-6465

INTERNATIONAL SPEEDWAY ANNOUNCES PRICING OF SECONDARY OFFERING

DAYTONA BEACH, FLORIDA -- May 21, 2003 -- International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) announced that on May 20, 2003, a secondary offering of 3,477,621 shares of its Class A Common Stock commenced at a public offering price of $35.50 per share. The closing of the offering is expected to occur on May 27, 2003, and is subject to customary closing conditions.

Penske Performance, Inc., a subsidiary of Penske Corporation, will sell 1,677,621 shares and White River Investment Limited Partnership will sell 1,800,000 shares. The offering also includes an option for the underwriters to purchase up to 521,643 additional shares from Western Opportunity Limited Partnership to cover over-allotments, if any.

Penske Performance, Inc. expects to use the proceeds of the proposed sale for further investments in the retail automotive sector. The shares offered by White River Investment Limited Partnership and Western Opportunity Limited Partnership are beneficially owned by the France Family Group. The sale of these shares would accomplish traditional estate planning objectives of the France Family Group. Following the offering, the France Family Group will remain ISC's largest shareholder, and Penske Performance, Inc. will no longer hold shares of ISC Class A Common Stock. ISC will not receive any proceeds from the offering.

Citigroup Global Markets Inc., Wachovia Securities, Inc. and Raymond James Associates, Inc. are acting as the managing underwriters for this offering. A copy of the prospectus may be obtained from: Citigroup Global Markets Inc., 140 58th Street, Brooklyn, New York 11220, Attention: Prospectus Department, or by facsimile request at 718-765-6734.

The shares of Class A Common Stock will be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

International Speedway Corporation promotes motorsports activities in the United States. ISC owns and/or operates 12 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania. Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

ISC also owns and operates MRN Radio, an independent sports radio network; DAYTONA USA, in Daytona Beach, Florida; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown."

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